Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Reports Record Profit for Both Fourth Quarter and Fiscal Year 2007
Highlights:
●	4th Qtr. Revenue Increases 17% to $5.2 M
●	4th Qtr. Net Income of $1.2M, incl. $.8M tax benefit, up 2,230%
●	FY ’07 revenue up 30%, or $4.5 M
●	FY ’07 net income of $1.6M, including tax benefit, up 1,243%
●	FY ’07 unit sales increase 32%

CHICAGO, November 26, 2007- The Female Health Company (AMEX: FHC - News), which manufactures and markets the FC Female Condom®, today reported its operating results for the quarter and year ended September 30, 2007.

For the three months ended September 30, 2007, net revenues increased 17% to $5.2 million, compared with $4.4 million in the three months ended September 30, 2006.  The Company reported net income attributable to common shareholders of $1.2 million, or $0.04 per diluted share, for the fourth quarter of FY2007, versus $.05 million, or $0.00 per diluted share, for the same period last year.

Gross profit increased 34% to $2 million in the most recent quarter, compared with $1.5 million in the fourth quarter of FY2006.  Operating income increased 503% to $491,398 in the three months ended September 30, 2007, compared with $81,552 in the corresponding period of the previous fiscal year.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

For the year ended September 30, 2007, revenues increased 30% to $19.3 million, compared with $14.8 million in fiscal 2006.  Gross profit increased 30% to $7.2 million in the year ended September 30, 2007, compared with $5.5 million in fiscal 2006.  Operating income rose to $964,900, a 301% improvement from $240,355 in fiscal 2006.  In 2007, the Company sold 25.9 million female condoms, an increase of 32% over the 19.6 million units sold in fiscal 2006.

Net income attributable to common shareholders for fiscal 2007 of $1.6 million, or $0.06 per diluted share, represents a 1,243% increase when compared with net income of $120,778 or $0.01 per diluted share, in fiscal 2006.  In 2007, the Company was able to recognize a tax benefit for past losses which added $825,000 to net income attributable to common shareholders.

Shareholders’ equity at September 30, 2007 totals $7.4 million versus $4.8 million at the end of fiscal year 2006.  The Company has no outstanding debt and $1.5 million of unused credit lines.

In January 2007, the Company announced a Stock Repurchase Program under the terms of which up to a million shares of its common stock could be purchased during the subsequent twelve months.  Through September 30, 2007, the Company has purchased 173,400 shares for $367,472.  The Board has approved the continuation of this program through December 31, 2008.

“We are very pleased to report strong revenue and earnings growth for the  quarter and year ended September 30, 2007,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “The strong performance in the most recent quarter reflects continued growth in global demand for the female condom, including excellent acceptance of our second-generation product.  Most importantly, the growth in the use of the female condom reflects increased protection against HIV/AIDS.”

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, November 26, 2007. Shareholders and other interested parties may participate in the conference call by dialing 888-603-6873 (international participants dial 973-582-2706) and entering the conference code 9473190, a few minutes before 11:00 a.m. Eastern Time on November 26, 2007. A replay call will be available through December 10, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080) and entering the conference code 9473190.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom®, which is primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. World-wide, the Female Condom is available in various programs in 108 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company’s web site at http://www.femalehealth.com and http://www.femalecondom.org.

 If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

The Female Health Company Unaudited Condensed Consolidated Balance Sheet

	September 30, 2007	September 30, 2006
Cash	$799,421	$1,827,393
Restricted cash	86,435	237,741
Accounts receivable, net	6,080,153	3,160,801
Inventory	1,372,582	1,011,672
Prepaid and other current assets	399,536	413,532
Total current assets	8,738,127	6,651,139

Other non-current assets	251,536	187,940
Deferred income taxes	825,000	-
Net property, plant & equipment	1,378,885	606,693
Total assets	$11,193,548	$7,445,772

Accounts payable	$806,134	$599,023
Accrued expenses	1,555,346	970,439
Preferred dividends payable	53,025	11,210
Total current liabilities	2,414,505	1,580,672

Deferred gain on sale of facilities	1,074,339	1,092,775
Deferred grant income	257,245	-
Total liabilities	3,746,089	2,673,447

Total stockholders’ equity	7,447,459	4,772,325
Total liabilities and stockholders' equity	$11,193,548	$7,445,772

The Female Health Company Unaudited Condensed Consolidated Income Statements
	For the 3 Months Ended September 30,		For the 12 Months Ended September 30,

	2007	2006	2007	2006

Net revenues	$5,174,227	$4,422,103	$19,319,889	$14,824,242

Gross profit	2,030,921	1,513,908	7,156,315	5,489,410

Advertising and promotion	48,854	60,237	179,874	218,500
Selling, general and administrative	1,438,730	1,276,759	5,802,933	4,819,679
Research and development	51,939	95,360	208,608	210,876
Total operating expenses	1,539,523	1,432,356	6,191,415	5,249,055
Operating income	491,398	81,552	964,900	240,355

Interest, net and other income	61,796	(11,196)	6,995	(41,671)
Pretax income	429,602	92,748	957,905	282,026

Income tax benefit	(825,000)	-	(825,000)	-
Net income	1,254,602	92,748	1,782,905	282,026

Preferred dividends	40,643	40,643	161,248	161,248

Net income attributable to common stockholders	$1,213,959	$52,105	$1,621,657	$120,778

Net income per share- basic	$0.05	$0.00	$0.06	$0.01

Weighted average common shares outstanding - basic	25,970,280	23,905,630	24,952,440	23,801,167

Net income per share- diluted	$0.04	$0.00	$0.06	$0.01

Weighted average shares outstanding- diluted	28,145,652	26,494,568	26,398,565	26,494,568